                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*


                           Enzon Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   293904-10-8
            --------------------------------------------------------
                                 (CUSIP Number)

                                October 31, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)
   /X/       Rule 13d-1(c)
   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                      Page 1
                                    of 10 Pages

                                     SCHEDULE 13G

CUSIP NO. 293904-10-8                                        Page 2 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Tribeca Global Management LLC
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   1,361,256*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              1,361,256*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,361,256*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    3.0%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             IA


-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.

                                     SCHEDULE 13G

CUSIP NO. 293904-10-8                                        Page 3 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Tribeca Global Management (Asia) Pte. Ltd.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                             Singapore



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   1,361,256*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              1,361,256*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,361,256*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    3.0%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             OO


-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.

                                     SCHEDULE 13G

CUSIP NO. 293904-10-8                                        Page 4 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Tribeca Global Management (Europe) Ltd.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                       London, England



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   1,361,256*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              1,361,256*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,361,256*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    3.0%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             OO

-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.

                                     SCHEDULE 13G

CUSIP NO. 293904-10-8                                        Page 5 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Investments Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   1,361,256*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              1,361,256*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,361,256*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    3.0%*




-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             CO



-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.

                                     SCHEDULE 13G

CUSIP NO. 293904-10-8                                        Page 6 of 10 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   2,138,100*
                                                                             **
       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              2,138,100*
                                                                             **
        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     2,138,100*
                                                                             **



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    4.6%*
                                                                             **


-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC



-------------------------------------------------------------------------------
*  Assumes conversion/exercise of certain securities held.
** Includes shares held by the other reporting persons.

Item 1(a).     Name of Issuer:

               Enzon Pharmaceuticals, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               685 Route 202/206
               Bridgewater, NJ 08807

Item 2(a).*    Name of Person Filing:

               Tribeca Global Management (Asia) Pte. Ltd. ("Tribeca Asia") Tribeca Global Management (Europe) Ltd ("Tribeca Europe") Tribeca Global Management LLC ("TGM")
               Citigroup Investments Inc. ("CII")
               Citigroup Inc. ("Citigroup")

               *In accordance with the Securities and Exchange Commission
                Release No. 34-39538 (January 12, 1998), this filing reflects securities beneficially owned by Citigroup, a holding company for a global financial services group, on behalf of itself and its subsidiaries, excluding the Old Lane Partners ("Old Lane") business. Old Lane, its executive officers and directors and its direct and indirect subsidiaries may beneficially own securities of the Company, and such securities are not reported in this filing. Citigroup (other than Old Lane) disclaims beneficial ownership of securities beneficially owned by Old Lane, and Old Lane disclaims beneficial ownership of the securities reported herein.

Item 2(b).     Address of Principal Office or, if none, Residence:

               The address of the principal office of Tribeca Asia is:

               3 Temasek Avenue
               #14-00 Centennial Tower
               Singapore 039190

               The address of the principal office of Tribeca Europe is:

               41 Berkley Square
               London UK W1J5AN

               The address of the principal office of each of TGM and CII is:

               731 Lexington Avenue, 24th Fl.
               New York, NY 10022

               The address of the principal office of Citigroup is:

               399 Park Avenue
               New York, NY 10043

Item 2(c).     Citizenship or Place of Organization:

               Tribeca Asia is chartered in Singapore.

               Tribeca Europe is chartered in London, England.

               TGM, CII and Citigroup are chartered in Delaware.


Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               293904-10-8


                                     Page 7
                                   of 10 Pages

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

             (a)  [ ] Broker or dealer registered under Section 15 of the
                      Act (15 U.S.C. 78o);

             (b)  [ ] Bank as defined in Section 3(a)(6) of the Act
                      (15 U.S.C. 78c);

             (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

             (d)  [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e)  [ ] Investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

             (f)  [ ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  [ ] Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h)  [ ] Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership. (as of October 31, 2007)

          (a)  Amount beneficially owned: See item 9 of cover pages

          (b)  Percent of class: See item 11 of cover pages

          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                  (ii)  Shared power to vote or to direct the vote:

                  (iii) Sole power to dispose or to direct the disposition of:

                  (iv)  Shared power to dispose or to direct the disposition of:


                  See Items 5-8 of cover pages


                                     Page 8
                                   of 10 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          TGM is the sole stockholder of each of Tribeca Asia and Tribeca Europe. CII is the sole member of TGM. Citigroup is the sole stockholder of CII.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.


                                     Page 9
                                   of 10 Pages

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 9, 2007


                      TRIBECA GLOBAL MANAGEMENT (ASIA) PTE. LTD.

                      By: /s/  Millie Kim
                         ---------------------------------------
                         Name:  Millie Kim
                         Title: Secretary


                      TRIBECA GLOBAL MANAGEMENT (EUROPE) LTD

                      By: /s/ Millie Kim
                         ----------------------------------------
                         Name:  Millie Kim
                         Title: Secretary


                      TRIBECA GLOBAL MANAGEMENT LLC

                      By: /s/ Millie Kim
                         ----------------------------------------
                         Name:  Millie Kim
                         Title: Secretary


                      CITIGROUP INVESTMENTS INC.

                      By: /s/ Millie Kim
                         ----------------------------------------
                         Name:  Millie Kim
                         Title: Director


                      CITIGROUP INC.

                      By: /s/ Riqueza V. Feaster
                         ----------------------------------------
                         Name:  Riqueza V. Feaster
                         Title: Assistant Secretary


                                     Page 10
                                   of 10 Pages

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement among Tribeca Asia, Tribeca Europe, TGM, CII and Citigroup as to joint filing of Schedule 13G